NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 09, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 1, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Reorganization which became effective on November 1, 2021, each share of Invesco Dynamic Credit Opportunities Fund ("Target Fund") was exchanged for shares of a newly created shell fund, Invesco Dynamic Credit Opportunities Fund ("Acquiring Fund"), to be operated as a continuously offered interval fund, equal in value to the NAV of the Target Fund as of the reorganization's closing date. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 29, 2021.